FOR IMMEDIATE RELEASE	NEWS
August 8, 2013	NYSE: NGS
Exhibit 99

 NGS Reports Earnings of 31 cents per Diluted Share in the Second Quarter 2013
Double-Digit Percentage Operating and Net Income Increases Year-over-Year

 MIDLAND, Texas August 8, 2013 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2013.

Revenue: Total revenue was $20.3 million, a decrease from $24.5 million, or 17%, for the three months ended June 30, 2013, compared to the same period ended June 30, 2012. This decrease is primarily due to a non-recurring sale of units from our rental fleet to a single customer during the three months ended June 30, 2012. Rental revenues increased 22% in the same year-over-year period and 4% sequentially. Total revenues decreased 16% between the first quarter of 2013 and this current period with all this attributable to compressor sales.

Gross Margins: Total gross margin increased 12% from $11.0 million for the three months ended June 30, 2012 to $12.3 million for the same period ended June 30, 2013. Sequentially, gross margin increased 1% from $12.2 million to $12.3 million. Overall gross margin percentage was 61% for the three months ended June 30, 2013, compared to 45% for the same period ended June 30, 2012. This increase is a combination of a relatively higher mix of higher margin rentals plus higher margins experienced in our sales business.

Operating Income: Operating income for the three months ended June 30, 2013 was $5.8 million, up 21% from the comparative prior year's level of $4.8 million. This increase was primarily driven by a shift in our product mix and generally higher margins. Sequentially, operating income decreased 5% to $5.8 million for the three months ended June 30, 2013 from $6.1 million. This decrease was primarily caused by the lower level of compressor sales, but was also impacted by a slight increase in SG&A quarterly expenses and higher depreciation expense due to rental fleet additions.

Net Income:  Net income for the three months ended June 30, 2013 increased 28% to $3.8 million, when compared to net income of $3.0 million for the same period in 2012.  Net income margins for the three months ended June 30, 2013 increased to 19% from 12% for the three months ended June 30, 2012. This increase was mainly because of the higher predominance of the compressor rentals in this period, generally higher margins in all segments and lower effective tax rate. Net income decreased 4% in sequential quarters from $4.0 million to $3.8 million for the same reasons as noted with operating income.

Earnings per share:  Comparing the three months of 2013 versus 2012, earnings per diluted share improved to 31 cents from 24 cents, or 29%.  Diluted earnings decreased 3% per share, to 31 cents from 32 cents, between sequential quarters.

EBITDA:  EBITDA increased 18% to $10.2 million or 50% of revenue for the three months ended June 30, 2013 versus $8.7 million or 35% of revenue for the same three months ended June 30, 2012. Please see discussion of Non-GAAP measures.

Cash flow: At June 30, 2013, cash and cash equivalents were approximately $29.3 million; working capital was $53.0 million with a total debt level of $847 thousand, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $19.4 million during the first six months of 2013 compared to $20.4 million for the same period in 2012. The changes in operating cash flow relate exclusively to normal variations in our working capital accounts.

Commenting on first quarter 2013 results, Stephen C. Taylor, President and CEO, said:
"We are very pleased with the growth the Company continues to exhibit. Our rental business is expanding aggressively and our margins this quarter were very robust at 63% of revenue. In fact, our rental business shows an even better year-over-year growth rate of 22% than last quarter's comparison. We were able to increase our compressor fabrication volume to 65 unites this quarter, up from 49 units last quarter. Compressor sales revenues continue their variability due to the comparison against the large one-time sale of some rental equipment last year, very active first quarter this year and our stated intent to sacrifice some compressor sales revenues in favor of rental fabrication, but they continue on-track with the anticipated revenue level that I mention last quarter of approximately $10 million this year. Overall, we see the market continuing at a good pace through the balance of the year."

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended June 30, 2013 and 2012.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended June 30,				Three months ended June 30,
	2013		2012		2013		2012
	(dollars in thousands)
Sales	$3,329	16%	$10,649	43%	$1,729	14%	$3,086	28%
Rental	16,721	83%	13,671	56%	10,463	85%	7,797	71%
Service & Maintenance	208	1%	188	1%	123	1%	90	1%
Total	$20,258		$24,508		$12,315		$10,973

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(dollars in thousands)		(dollars in thousands)
	2013	2012	2013	2012
Net income	$3,844	$3,000	$7,838	$6,508
Interest expense	11	3	42	5
Provision for income taxes	1,921	1,887	4,369	4,037
Depreciation and amortization	4,436	3,797	8,674	7,584
EBITDA	10,212	8,687	20,923	18,134
Other operating expenses	2,035	2,347	3,881	4,157
Other (income) expense	68	(61)	(268)	(99)
Gross margin	$12,315	$10,973	$24,536	$22,192

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, August 8, 2013 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended June 30, 2013.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Lindsay Naylor, Investor Relations
(432) 262-2700 Lindsay.naylor@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$29,330	$28,086
Trade accounts receivable, net of allowance for doubtful accounts of $395 and $437, respectively	6,317	6,691
Inventory, net of allowance for obsolescence of $258 and $211, respectively	26,203	26,509
Prepaid income taxes	1,701	275
Prepaid expenses and other	372	475
Total current assets	63,923	62,036
Rental equipment, net of accumulated depreciation of $78,053 and $70,266, respectively	160,866	151,015
Property and equipment, net of accumulated depreciation of $9,239 and $8,441 respectively	7,447	7,475
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,128 and $2,060, respectively	2,090	2,157
Other assets	29	29
Total assets	$244,394	$232,751
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$565	$3,420
Accrued liabilities	7,193	5,817
Current income tax liability	824	522
Deferred income	2,312	2,027
Total current liabilities	10,894	11,786
Line of credit, non-current portion	847	897
Deferred income tax liability	47,808	43,741
Other long-term liabilities	215	502
Total liabilities	59,764	56,926
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,334 and 12,241 shares issued and outstanding, respectively	123	122
Additional paid-in capital	89,789	88,823
Retained earnings	94,718	86,880
Total stockholders' equity	184,630	175,825
Total liabilities and stockholders' equity	$244,394	$232,751

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Sales, net	$3,329	$10,649	$11,164	$23,080
Rental income	16,721	13,671	32,728	27,409
Service and maintenance income	208	188	349	395
Total revenue	20,258	24,508	44,241	50,884
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	1,600	7,563	6,482	17,118
Cost of rentals, exclusive of depreciation stated separately below	6,258	5,874	13,070	11,383
Cost of service and maintenance, exclusive of depreciation stated separately below	85	98	153	191
Selling, general, and administrative expense	2,035	2,347	3,881	4,157
Depreciation and amortization	4,436	3,797	8,674	7,584
Total operating costs and expenses	14,414	19,679	32,260	40,433
Operating income	5,844	4,829	11,981	10,451
Other income (expense):
Interest expense	(11)	(3)	(42)	(5)
Other income (expense)	(68)	61	268	99
Total other income (expense), net	(79)	58	226	94
Income before provision for income taxes	5,765	4,887	12,207	10,545
Provision for income taxes	1,921	1,887	4,369	4,037
Net income	$3,844	$3,000	$7,838	$6,508
Earnings per share:
Basic	$0.31	$0.25	$0.64	$0.53
Diluted	$0.31	$0.24	$0.63	$0.53
Weighted average shares outstanding:
Basic	12,316	12,216	12,299	12,177
Diluted	12,518	12,316	12,447	12,274

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six months ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,838	$6,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,674	7,584
Deferred taxes	4,067	3,937
Stock based compensation	598	686
Gain on extinguishment of liability	(223)	—
Changes in current assets and liabilities:
Trade accounts receivables, net	374	1,070
Inventory, net	306	236
Prepaid income taxes and prepaid expenses	(1,323)	(159)
Accounts payable and accrued liabilities	(1,479)	358
Current income tax liability	302	—
Deferred income	285	90
NET CASH PROVIDED BY OPERATING ACTIVITIES	19,419	20,354
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(18,429)	(6,319)
NET CASH USED IN INVESTING ACTIVITIES	(18,429)	(6,319)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(64)	(10)
Repayments of line of credit	(50)	—
Proceeds from exercise of stock options	368	57
NET CASH PROVIDED BY FINANCING ACTIVITIES	254	47
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,244	14,082
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,086	16,390
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,330	$30,472
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$42	$6
Income taxes paid	$1,801	$1
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$57	$8,690